Filed pursuant to Rule 433

Registration No. 333-286752

Issuer Free Writing Prospectus dated May 15, 2026

Relating to Preliminary Prospectus Supplement dated May 11, 2026

Alphabet Inc.

1.965% Notes due 2029

2.412% Notes due 2031

2.822% Notes due 2033

3.189% Notes due 2036

3.713% Notes due 2041

4.395% Notes due 2056

4.599% Notes due 2066

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:

1.965% Notes due 2029 (the “2029 Notes”)

2.412% Notes due 2031 (the “2031 Notes”)

2.822% Notes due 2033 (the “2033 Notes”)

3.189% Notes due 2036 (the “2036 Notes”)

3.713% Notes due 2041 (the “2041 Notes”)

4.395% Notes due 2056 (the “2056 Notes”)

4.599% Notes due 2066 (the “2066 Notes”)

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Aggregate Principal Amount:	2029 Notes: ¥135,500,000,000 2031 Notes: ¥200,500,000,000 2033 Notes: ¥123,200,000,000 2036 Notes: ¥64,900,000,000 2041 Notes: ¥19,100,000,000 2056 Notes: ¥9,300,000,000 2066 Notes: ¥24,000,000,000

Maturity Date:	2029 Notes: May 16, 2029 2031 Notes: May 16, 2031 2033 Notes: May 16, 2033 2036 Notes: May 16, 2036 2041 Notes: May 16, 2041 2056 Notes: May 16, 2056 2066 Notes: May 17, 2066

Coupon (Interest Rate):

2029 Notes: 1.965% per annum

2031 Notes: 2.412% per annum

2033 Notes: 2.822% per annum

2036 Notes: 3.189% per annum

2041 Notes: 3.713% per annum

2056 Notes: 4.395% per annum

2066 Notes: 4.599% per annum

Public Offering Price:

2029 Notes: 100.000% of principal amount of the 2029 Notes, plus accrued interest, if any, from May 21, 2026

2031 Notes: 100.000% of principal amount of the 2031 Notes, plus accrued interest, if any, from May 21, 2026

2033 Notes: 100.000% of principal amount of the 2033 Notes, plus accrued interest, if any, from May 21, 2026

2036 Notes: 100.000% of principal amount of the 2036 Notes, plus accrued interest, if any, from May 21, 2026

2041 Notes: 100.000% of principal amount of the 2041 Notes, plus accrued interest, if any, from May 21, 2026

2056 Notes: 100.000% of principal amount of the 2056 Notes, plus accrued interest, if any, from May 21, 2026

2066 Notes: 100.000% of principal amount of the 2066 Notes, plus accrued interest, if any, from May 21, 2026

Underwriting Discounts:

2029 Notes: 0.150% of the principal amount

2031 Notes: 0.200% of the principal amount

2033 Notes: 0.250% of the principal amount

2036 Notes: 0.300% of the principal amount

2041 Notes: 0.400% of the principal amount

2056 Notes: 0.600% of the principal amount

2066 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2029 Notes: ¥135,296,750,000 2031 Notes: ¥200,099,000,000 2033 Notes: ¥122,892,000,000 2036 Notes: ¥64,705,300,000 2041 Notes: ¥19,023,600,000 2056 Notes: ¥9,244,200,000 2066 Notes: ¥23,856,000,000

Yield to Maturity:	2029 Notes: 1.965% 2031 Notes: 2.412% 2033 Notes: 2.822% 2036 Notes: 3.189% 2041 Notes: 3.713% 2056 Notes: 4.395% 2066 Notes: 4.599%

Spread to Reference Rate:	2029 Notes: +35 bps 2031 Notes: +50 bps 2033 Notes: +68 bps 2036 Notes: +75 bps 2041 Notes: +89 bps 2056 Notes: +109 bps 2066 Notes: +125 bps

Reference Rate:

2029 Notes: 1.615% (equivalent to 3-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2031 Notes: 1.912% (equivalent to 5-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2033 Notes: 2.142% (equivalent to 7-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2036 Notes: 2.439% (equivalent to 10-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2041 Notes: 2.823% (equivalent to 15-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2056 Notes: 3.305% (equivalent to 30-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

2066 Notes: 3.349% (equivalent to 40-year Swap Mid Rate on Bloomberg “TFPR18,” rounded up to three decimal places)

Interest Payment Dates:

2029 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2031 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2033 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2036 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2041 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2056 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon)

2066 Notes: May 16 and November 16 of each year, beginning on November 16, 2026 (short first coupon and long last coupon)

Interest Payment Record Dates:	At the close of business on the May 1 or November 1 immediately preceding the next applicable Interest Payment Date

Sinking Fund Provisions:	None

Redemption Provision:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in Redemption for Tax Reasons.

Par Call Redemption:	None

Redemption for Tax Reasons:	The Company may redeem any series of the notes, in whole, but not in part, in the event of certain changes in the tax laws of the United States that would require the Company to pay additional amounts with respect to the notes of any series. The redemption price would be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any, on the notes of such series to be redeemed to, but not including, the date of redemption.

Trade Date:	May 15, 2026 (Tokyo time)

Settlement Date:	May 21, 2026 (T+4 Tokyo business days)**

Settlement:	Through the facilities of Clearstream Banking, S.A. or Euroclear Bank SA/NV

Day Count Convention:	30/360

Business Day Centers:	New York, London, Tokyo

Denominations:	¥100,000,000 and multiples of ¥10,000,000 in excess thereof

CUSIP / Common Code / ISIN:

2029 Notes: 02079K CC9 / 337342841 / XS3373428419

2031 Notes: 02079K CD7/ 337342876 / XS3373428765

2033 Notes: 02079K CE5 / 337342949 / XS3373429490

2036 Notes: 02079K CF2 / 337343007 / XS3373430076

2041 Notes: 02079K CG0 / 337343082 / XS3373430829

2056 Notes: 02079K CJ4 / 337343147 / XS3373431470

2066 Notes: 02079K CK1 / 337343180 / XS3373431801

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Joint Book-Running Managers:	Merrill Lynch International Mizuho Securities USA LLC Morgan Stanley & Co. International plc

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

**

We expect that delivery of the notes will be made to investors on or about May 21, 2026, which will be the fourth Tokyo business day following the date of the pricing of the notes (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one New York business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the second London business day or the first New York business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

UK MiFIR professionals/ECPs-only/No EEA PRIIPs KID or CCI product summary: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) and no CCI product summary has been prepared as the notes are not available to retail investors in EEA or UK.

This document is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this document relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: Merrill Lynch International at +1-800-294-1322; Mizuho Securities USA LLC toll-free at +1-866-271-7403; or Morgan Stanley & Co. International plc toll-free at +44-20-7677-0582.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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